EXHIBIT 99.1

Special Long-Term Incentive Award Table

	PERFORMANCE-BASED RESTRICTED STOCK UNITS (“RSUs”)
Name and Title	Total Award Shares at Threshold Level (#)	Maximum Award Shares at Target Level (#) (a)
Darren R. Jackson	4,583	9,166
President and Chief Executive Officer
Michael A. Norona	3,274	6,548
Executive Vice President, Chief Financial Officer
Kevin P. Freeland	3,601	7,202
Chief Operating Officer
Charles E. Tyson	2,665	5,330
Senior Vice President, Merchandising and Marketing
Donna J. Broome	2,128	4,256
Senior Vice President, Commercial Sales and Marketing

(a)
Represents the number of performance-based RSUs granted on March 1, 2013 which are equal in value to 1x base salary of each respective recipient based on the grant price of $76.37 per share, the closing price of the Company's common stock on the date of grant.